Exhibit 3.2

OAKTREE GARDENS OLP, LLC

Amended and Restated

Limited Liability Company Agreement

Dated as of May 4, 2023

OAKTREE GARDENS OLP, LLC

-i-

(continued)

		Page
3.8 WAIVER OF NOTICE		9
3.9 MEMBER VOTING AND CONSENTS		9

ARTICLE 4
INVESTMENTS AND ACTIVITIES

4.1 INVESTMENT OBJECTIVES AND RESTRICTIONS		10
4.2 BORROWING		11

4.2.1	General	11
4.2.2	Member Acknowledgements	12
4.2.3	Beneficiary Rights	12
4.2.4	Limitations on Leverage	12

4.3 DISTRIBUTIONS		12

ARTICLE 5
FEES AND EXPENSES

5.1 COMPANY EXPENSES		13

ARTICLE 6
CAPITAL OF THE COMPANY

6.1 OBLIGATION TO CONTRIBUTE		14

6.1.1	General	14
6.1.2	Capital Drawdowns	15
6.1.3	No Interest	15

ARTICLE 7
DURATION OF THE COMPANY

7.1	TERM AND TERMINATION OF THE COMPANY	16

ARTICLE 8
LIQUIDATION OF ASSETS ON DISSOLUTION

8.1 GENERAL		16
8.2 LIQUIDATING DISTRIBUTIONS; PRIORITY		16
8.3 DURATION OF LIQUIDATION		16
8.4 LIABILITY FOR RETURNS		16

ARTICLE 9
LIMITATIONS ON TRANSFERS OF COMMON UNITS

9.1 TRANSFERS OF COMMON UNITS		16

9.1.1	General	16
9.1.2	Consent of Company	17
9.1.3	Transfer Expenses	17

-ii-

(continued)

-iii-

(continued)

		Page
12.6.4	Waiver of Partition	25
12.6.5	Securities Law Matters	25
12.6.6	Confidentiality	25
12.6.7	Compliance with Laws	27
12.6.8	Fixing the Record Date	27
12.6.9	Contract Construction; Headings; Counterparts	27

Signature Pages of Members

Appendix I	Definitions
Appendix II	Member Acknowledgments

-iv-

OAKTREE GARDENS OLP, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Oaktree Gardens OLP, LLC (the “Company”), is entered into as of May 4, 2023, by and among the Company, Oaktree Fund GP I, L.P. (the “Initial Member”) and those Persons who have entered into Subscription Agreements with the Company for the purchase of Common Units in the Company. This Agreement amends and restates in its entirety the Limited Liability Company Agreement (the “Original Agreement”) of the Company, dated as of February 6, 2023, by and between the Company and the Initial Member.

ARTICLE 1

DEFINITIONS

1.1	DEFINITIONS.

Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Appendix I hereto. Appendix I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2

ORGANIZATION; POWERS

2.1	FORMATION OF LIMITED LIABILITY COMPANY.

2.1.1	Formation.

The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-214, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on February 6, 2023 (as amended from time to time hereafter, the “Certificate”).

2.1.2	Admission.

Each Person who is to be admitted as a Member pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Company as a Member upon, executing a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement following the Company’s acceptance of such document, and a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member. The Company shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission.

2.1.3	Name.

The name of the Company is “Oaktree Gardens OLP, LLC”.

2.1.4	Address.

The Company shall maintain a registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The principal place of business of the Company shall be 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, or such other place as the Company may determine from time to time. The name and address of the Company’s registered agent is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

2.2	PURPOSE; POWERS.

In furtherance of the investment objective of the Company, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware. The Investment Adviser is hereby authorized and empowered (a) to organize one or more feeder funds and (b) to admit such feeder funds as Members. Notwithstanding anything herein to the contrary, the Company shall not accept subscriptions from any Member other than Oaktree Gardens OLP SPV, L.P. without the prior written consent of Oaktree Gardens OLP SPV, L.P.

ARTICLE 3

MEMBERS, VOTING, AND CONSENTS

3.1	NAMES, ADDRESSES AND SUBSCRIPTIONS.

The name, address, e-mail address, number and class of Common Units held, Capital Commitment and Undrawn Capital Commitment of each Member shall be set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address or e-mail address of a Member, or (d) any changes in the number of Common Units owned by a Member, a Member’s Capital Commitment or a Member’s Undrawn Capital Commitment occurring pursuant to the terms of this Agreement.

3.2	STATUS OF MEMBERS.

3.2.1	Limited Liability.

No Member or former Member (as defined below), in its capacity as such, shall be liable for any of the debts, liabilities or obligations of the Company except as provided in this Section 3.2.1 and to the extent otherwise required by Delaware law. Each Member and former Member shall be required to pay to the Company (a) any capital contributions that it has agreed to make to the Company pursuant to this Agreement and the applicable Subscription Agreement and (b) the amount of any distribution that it is required to return to the Company pursuant to this Agreement or the Delaware Act.

As used in this Agreement, “former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

3.2.2	Effect of Death, Dissolution or Bankruptcy.

Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of Section 9.2.2 unless and until such Person is admitted as a substituted Member pursuant to Section 9.2. Any Transfer of the Common Units so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 9.

3.2.3	No Control of Company.

Except as otherwise provided herein, no Member shall have the right or power to: (a) withdraw its contribution to the capital of the Company or reduce its Capital Commitment, (b) to the maximum extent permitted by law, cause the dissolution and winding up of the Company, or (c) demand property in return for its capital contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

3.3	INITIAL MEMBER.

As of the date of this Agreement, the Initial Member has made an initial capital contribution to the Company in such amount as is set forth in the Company’s records. Effective upon the Initial Closing (as defined below), the Initial Member hereby resigns as Managing Member (as defined in the Original Agreement) of the Company.

3.4	ADMISSION OF NEW MEMBERS; CAPITAL COMMITMENTS.

3.4.1	Subscription for Common Units.

(a) Common Unitholders acquiring Common Units will each enter into a Subscription Agreement pursuant to which the Common Unitholder will agree to purchase Common Units for an aggregate purchase price equal to the portion of its requested capital commitment to the Company that is accepted by the Company (its “Capital Commitment”), subject to this Agreement.

(b) The Company will hold its initial closing (the “Initial Closing”) when it first accepts subscriptions for Common Units from any Member, other than the Initial Member.

3.4.2	Subsequent Closings.

(a) Additional or existing investors may subscribe for Common Units at one or more closings subsequent to the Initial Closing (each, a “Subsequent Closing”).

(b) At each Capital Drawdown Date following any Subsequent Closing, all Common Unitholders, including Common Unitholders who entered into Subscription Agreements on such Subsequent Closing, shall purchase Common Units in accordance with the provisions for capital drawdowns described in Section 3.4.3.

3.4.3	Capital Drawdowns.

(a) Common Unitholders agree to purchase Common Units for an aggregate purchase price equal to their respective Undrawn Capital Commitments, payable at such times and in such amounts as required by the Company following the receipt of the required notice, as described below. Each Common Unitholder will be required to make capital contributions (up to the amount of its Undrawn Capital Commitment) to purchase Common Units each time the Company delivers a drawdown notice (a “Drawdown Notice”), which will be delivered in respect of such Capital Commitment at least ten (10) calendar days prior to the required funding date selected by the Company in its sole discretion (a “Capital Drawdown Date”), provided, that, with respect to the first Capital Drawdown Date of any Member, notice may be delivered to Common Unitholders any time prior to the Initial Closing; provided further, that, with respect to the first Capital Drawdown Date immediately following a Subsequent Closing, notice may be delivered to Common Unitholders any time prior to the Subsequent Closing. Each of the Common Unitholders and the Company agrees that on each Capital Drawdown Date, such Common Unitholder shall purchase from the Company, and the Company shall issue to such Common Unitholder, a number of Common Units equal to the Drawdown Unit Amount at an aggregate price equal to the Drawdown Purchase Price; provided, however, that in no circumstance will a Common Unitholder be required to purchase Common Units for an amount in excess of its Undrawn Capital Commitment; provided, further, that the delivery of a Drawdown Notice to a Common Unitholder shall be the sole and exclusive condition to such Common Unitholder’s obligation to pay the Drawdown Purchase Price identified in such Drawdown Notice, and shall represent the Company’s acceptance of the Common Unitholder’s irrevocable and ongoing offer to purchase Common Units. The obligation of Common Unitholders to fund Undrawn Capital Commitments is without defense, counterclaim or offset of any kind.

(b) As used in this Agreement:

i.

“Drawdown Purchase Price” shall mean, for each Capital Drawdown Date with respect to a Common Unitholder, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Capital Commitments being drawn down by the Company from all Common Unitholders on that Capital Drawdown Date by (ii) a fraction, the numerator of which is the Undrawn Capital Commitment of such Common Unitholder and the denominator of which is the aggregate Undrawn Capital Commitments of all Common Unitholders.

ii.

“Drawdown Unit Amount” shall mean, for each Capital Drawdown Date with respect to a Common Unitholder, a number of Common Units determined by dividing (i) the Drawdown Purchase Price for that Capital Drawdown Date by (ii) the applicable Per Unit Price, which may be a fractional amount, to the extent required.

iii.

The “NAV” of the Company as of any date of determination will be the value of all assets of the Company, including accrued interest, dividends and assets purchased with borrowings, less all of the liabilities of the Company, including accrued expenses, any reserves established by the Investment Adviser in its discretion for contingent liabilities and any borrowings. The NAV will be determined by the Investment Adviser, as the valuation designee of the Board under the Investment Company Act, as and when required under the Investment Company Act.

iv.

“Per Unit NAV” shall mean, for any Capital Drawdown Date, the NAV per Common Unit, as determined by the Investment Adviser, as the valuation designee of the Board under the Investment Company Act, as of the end of the most recent calendar quarter prior to the Capital Drawdown Date. The Per Unit NAV for the Initial Closing shall be deemed to equal $20.00.

v.

“Per Unit Price” shall mean, for any Capital Drawdown Date, the Per Unit NAV; provided, that the Per Unit Price shall be subject to the limitations of Section 23 under the Investment Company Act; provided, further, that in the event that the Per Unit NAV is less than zero, as of the first Capital Drawdown Date that occurs immediately following the Initial Closing, then solely for the purpose of such Capital Drawdown Date, the Per Unit Price shall be deemed to equal $20.00.

vi.

“Undrawn Capital Commitment” shall mean, with respect to a Common Unitholder, the amount of such Common Unitholder’s Capital Commitment as of any date reduced by the aggregate amount of contributions made by that Common Unitholder at all previous Capital Drawdown Dates.

3.5	MANAGEMENT AND CONTROL OF COMPANY.

3.5.1	Board of Directors.

(a) The Company’s board of directors (the “Board of Directors” or the “Board”) will be composed of four directors (each, a “Director”), unless increased or decreased by a majority of the Directors. Directors need not be Members. The Board shall elect a Chair of the Board (the “Chair of the Board”), who shall have the powers and perform such duties as provided in this Agreement and as the Board may from time to time prescribe.

(b) Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the Chair of the Board or the Chief Executive Officer of the Company (the “Chief Executive Officer”), and shall be called by the Chief Executive Officer or the Secretary of the Company (the “Secretary”) if directed by a majority of the Directors then in office, and shall be at such places and times as such Person(s) calling such meeting shall fix. Notice need not be given of regular meetings of the Board. At least twenty four (24) hours, or three (3) days if notice is mailed, before each special meeting of the Board, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each Director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(c) A majority of the total number of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, or by this Agreement, the act of a majority of the Directors present (including Directors present by telephone or other electronic means, unless the Investment Company Act requires that a particular action be taken only at a meeting of the Board in person) at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the Directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(d) Unless otherwise restricted by this Agreement, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(e) Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board; provided, however, that this shall not apply to any action of the Board that requires the vote of the Directors to be cast in person at a meeting pursuant to the Investment Company Act.

(f) Each Director will hold office until his or her death, resignation, retirement, disqualification or removal.

(g) A majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”).

(h) A Director may resign from the Board at any time upon notice given in writing or by electronic transmission to the Board, the Chair of the Board, the Chief Executive Officer or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

(i) Any Director, or the entire Board, may be removed from office at any time, but only for cause and then only by the affirmative vote of holders of at least two-thirds of the outstanding Common Units. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

(j) Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board that results from an increase in the number of Directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Director or other cause, shall be filled exclusively by the affirmative vote of a majority of the remaining Directors in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy or newly created directorship shall hold office until his or her death, resignation, retirement, disqualification or removal.

(k) Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

3.5.2	Committees of the Board of Directors.

(a) The Board may designate one or more committees, each such committee to consist of one or more of the Directors of the Company.

(b) Any Board committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of the greater of one-third or two members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

3.5.3	Management by the Board.

(a) The management, policies and affairs of the Company shall be managed by or under the direction of the Board; provided, however, that subject to the Investment Company Act and applicable law, the Board may delegate its rights and powers to third parties, including the Investment Adviser, as it may determine. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

(b) The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a Chief Executive Officer, Chief Investment Officer, Chief Operating Officer, President, Vice Presidents (including Executive Vice Presidents), a Treasurer, a Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company the Board determines to be necessary or advisable (collectively, the “Officers”).

(c) The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(d) Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 3.5.3 is one commonly used for officers of a corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 3.5.3. Any number of titles may be held by the same person. Any delegation pursuant to this Section 3.5.3 may be revoked at any time by the Board.

(e) The Board may authorize any Person, including any Officer, to sign on behalf of the Company.

3.5.4	Powers of Board.

Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objective of the Company and to exercise any rights and powers the Company may possess, including the power to cause the Company to (a) make any elections available to the Company under applicable tax or other laws, (b) make any investments permitted under this Agreement, (c) incur obligations on behalf of the Company and satisfy any Company obligations (such as payment of the management fees payable pursuant to the Investment Advisory Agreement and other Company Expenses), or (d) make any disposition of Company assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, subject to the Investment Company Act and applicable law, the Company is hereby authorized to execute, deliver and perform, and the Board on behalf of the Company is hereby empowered to authorize an Officer of the Company or other representative to execute and deliver, (x) a Subscription Agreement with each Member, (y) the Investment Advisory Agreement, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

3.5.5	Related Party Transactions.

The Company has been authorized to enter into the Investment Advisory Agreement with the Investment Adviser and the Administration Agreement with the Administrator. The Members hereby acknowledge and agree that the Company may engage in other transactions with related parties without Member approval.

3.6	ACTIVITIES OF MEMBERS.

Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws (including the Investment Company Act), any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this Section 3.6 or to any fees, income, profits or goodwill derived from such activities.

3.7	MEETINGS OF MEMBERS.

3.7.1	Place of Meetings.

All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

3.7.2	Meetings.

Meetings of Members may be called by the Board, the Chair of the Board, the Chief Executive Officer or the holders of a majority-in-interest of the outstanding Common Units. The Board of Directors may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board of Directors, the Chair of the Board, the Chief Executive Officer (or any designee of the Chief Executive Officer) or the holders of a majority-in-interest of the outstanding Common Units. For the avoidance of doubt, the investors in Oaktree Gardens OLP SPV, L.P. shall be entitled to attend all meetings of the Members.

3.7.3	Business at Meetings.

For each meeting, only business specified in the Company’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

3.7.4	Quorum; Adjournments.

(a) Unless otherwise required by law, Members holding a majority of the Common Units entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings. Abstentions will be treated as Common Units that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal, but will not be counted as a vote in favor of such proposal.

(b) If a quorum shall not be present or represented by proxy at any meeting, then either the Chair of the Board or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

3.8	WAIVER OF NOTICE.

A written waiver of any notice, signed by a Member or Director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

3.9	MEMBER VOTING AND CONSENTS.

Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Common Units represent the specified percentage of the aggregate outstanding Common Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Common Unit held on all matters submitted to a vote or consent of the Members; provided that Oaktree Gardens OLP SPV, L.P. shall seek voting and/or consent instructions from its investors and vote and/or consent only in accordance with such instructions in accordance with the requirements of Section 12(d)(1)(E)(iii)(aa) of the Investment Company Act. For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.

ARTICLE 4

INVESTMENTS AND ACTIVITIES

4.1	INVESTMENT OBJECTIVES AND RESTRICTIONS.

(a) The investment objective of the Company is to generate current income and long-term capital appreciation by primarily focusing on private lending opportunities to large private equity-owned companies.

(b) The Company shall not:

(1) invest more than 15% of Capital Commitments, in the aggregate and based on cost, in securities issued by, or with respect to, any one Portfolio Company or consolidated group of Portfolio Companies;

(2) invest more than 40% of Capital Commitments, in the aggregate and based on cost, in Portfolio Companies in any single industry (as determined in good faith by the Investment Adviser);

(3) invest more than 4% of Capital Commitments, in the aggregate and based on cost, in securities or obligations of a single Portfolio Company or invest more than 20% of Capital Commitments, in the aggregate for all investments pursuant to this clause (b)(4) and, in each case, based on cost, in securities or obligations of Portfolio Companies, in each case that, as determined by the Investment Adviser in its sole discretion, have negative earnings before interest, taxes and depreciation (EBITDA); provided the principal of the loan to any such Portfolio Company shall not exceed 30% of the value of such Portfolio Company;

(4) invest in the oil and gas sector (as determined in good faith by the Investment Adviser);

(5) invest in second lien or mezzanine securities, in each case, that are not purchased or acquired in connection with or related to loan restructurings or amendments or invest in equity securities or warrants, in each case, that are not purchased or acquired in connection with or related to a debt financing (including loan restructurings or amendments) provided by the Company;

(6) invest in Portfolio Companies that are not United States Persons (within the meaning of the Code); or

(7) engage in selling securities short unless such sale is for the purpose of hedging currency risk or hedging an existing equity investment of the Company (and, for the avoidance of doubt, the Company may utilize a swap or other derivative to accomplish the intent of the foregoing).

The limitations set forth above with respect to the Company will not apply at the level of any equity or debt securities issued by a special purpose vehicle where the equity of such special purpose vehicle is majority-owned by the Company or any of its consolidated subsidiaries. Compliance with the foregoing investment restrictions will be measured at the time of each investment and will not be affected by (a) subsequent fluctuations in the value of such investment, (b) subsequent conversion, exchange transactions or securities received, retained or otherwise held by the Company in connection with an initial public offering or sale of an investment in a Portfolio Company or (c) other subsequent events or circumstances. For purposes of determining compliance with the limitations in this Section 4.1(b), all references to the Company shall be deemed to include the Company together with all of its consolidated subsidiaries.

4.2	BORROWING.

4.2.1	General.

(a) The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objective (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including: to incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit (“Financings”), to incur and maintain other obligations (including in connection with derivative financial instruments), to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, to pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees and to enter into agreements, instruments and documents and take all other actions as the Company deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees.

(b) Without limiting the generality of the foregoing, the Company is authorized, at its option and without notice to or consent of any Member, to grant a security interest over and, in connection therewith, sell, offer for sale, exchange, transfer, assign, pledge, hypothecate, or otherwise dispose of to any Lender or holder of other obligations or guarantees of the Company (i) any or all of the assets of the Company, including investments and deposits or other accounts into which capital contributions are credited or deposited (the assets described in this clause (i) referred to herein as “Company Assets”) and/or (ii) some or all of the Undrawn Capital Commitments of some or all of the Members, including the Company’s right to deliver Drawdown Notices or otherwise draw down capital from some or all of the Members pursuant to Section 3.4.3, and receive the Drawdown Purchase Price (and any rights and remedies of the Company related thereto) (the rights described in this clause (ii) referred to herein as “Assigned Rights,” and together with Company Assets, referred to herein as “Credit Support”); provided, that for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the Company’s right to draw down capital pursuant to Section 3.4.3; provided, further, that for the avoidance of doubt, the Company may exclude from such Credit Support all or a portion of the Assigned Rights of any Common Unitholders that are Officers or Directors and certain other Persons, to the extent restricted under, or considered by the Board to be necessary or desirable to facilitate compliance with, applicable laws or regulations.

(c) In furtherance thereof and without limiting the generality thereof, the Company may, in each case subject to such other conditions as the Company may reasonably determine, (i) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Company, or in such other capacity as the Company may specify (A) to exercise from time to time Assigned Rights, (B) to issue Drawdown Notices and to require all or any portion of such Undrawn Capital Commitment to be contributed to the Company for purposes of paying such funds to a Lender or holder of such other obligations or guarantees, including by payment to an account or accounts pledged to a Lender or such holder, (C) to exercise any right or remedy of the Company under this Agreement in respect of any Company Asset or Assigned Rights or in respect of any Drawdown Notice, called contributions or Undrawn Capital Commitment, and (D) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (ii) take any other action the Company reasonably determines to be necessary for the purpose of providing such Credit Support (collectively, clauses (i) and (ii), the “Lender Powers”); provided, that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Company is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, guarantees or other obligations, including any agent or trustee acting on their behalf, financial information related to such Member, subject to applicable law.

4.2.2	Member Acknowledgements.

To facilitate the Company’s ability to incur and maintain Financings, other obligations and guarantees and to otherwise make available Credit Support for Financings, other obligations and guarantees, each Member hereby agrees to and acknowledges the acknowledgements, agreements and representations set forth in Appendix II.

4.2.3	Beneficiary Rights.

Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assigned Rights and/or the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this Section 4.2 and Appendix II.

4.2.4	Limitations on Leverage.

Notwithstanding anything herein to the contrary, the Company shall not (a) incur additional leverage at any time when the aggregate principal amount of the Company’s outstanding permanent leverage in connection with its investment activities exceeds 60% of the value of its total assets or (b) enter into any repurchase agreement unless the terms of such agreement do not require the collateral to be marked to market. For purposes of determining compliance with the limitations set forth in this Section 4.2.4, all references to the Company shall be deemed to include the Company together with all of its consolidated subsidiaries.

4.3	DISTRIBUTIONS.

(a) Subject to the requirements of Section 852(a) of Subchapter M of the Code and the terms of any Financings, and as determined by the Board in its discretion, the Company intends to distribute to its Common Unitholders, out of assets legally available for distribution, (i) pro rata based on the number of Common Units held by the Common Unitholder, before the end of each tax year, or in certain cases, during the following tax year, net proceeds attributable to the repayment or disposition of investments (together with any interest, dividends and other net cash flow in respect of such investments), except to the extent such proceeds from repayment or disposition are retained for reinvestment, (ii) substantially all of the Company’s available earnings, on a quarterly basis (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses, as opposed to proceeds received in connection with the disposition or repayment of an investment), (iii) an amount of the Company’s investment company taxable income and net capital gain for each tax year sufficient to qualify for treatment as a RIC under Subchapter M of the Code, and avoid the imposition of federal income taxes on the Company under Section 852(b) of the Code, for any such tax year, and (iv) for each calendar year the Company’s ordinary income and capital gain net income realized during the periods set forth in Section 4982(b) of the Code to the extent required for the Company to avoid imposition of federal excise tax under Section 4982 of the Code for any such calendar year.

(b) Without limiting the foregoing, depending on the level of taxable income and net capital gain earned in a year, the Company may choose to carry forward taxable income or net capital gain for distribution in the following year and pay the applicable U.S. federal excise tax.

(c) The Company intends to make distributions in cash, but each Member acknowledges and agrees that it is possible that under certain circumstances (including the liquidation of the Company), distributions may be made in kind and could consist of securities or other investments for which there is no readily available public market. Each Common Unitholder agrees and acknowledges that any dividends received by the Common Unitholder shall have no effect on the amount of the Common Unitholder’s Undrawn Capital Commitment.

(d) Subject to the requirements of Section 852(a) of the Code and the terms of any Financings, proceeds realized by the Company from the sale or repayment of any investment (as opposed to investment income) (but not in excess of the cost of any such investment), may be retained and be used by the Company for purposes of making investments or paying management fees payable pursuant to the Investment Advisory Agreement or other Company Expenses. Any amounts so reinvested will not reduce a Common Unitholder’s Undrawn Capital Commitment.

(e) Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act.

ARTICLE 5

FEES AND EXPENSES

5.1	COMPANY EXPENSES.

(a) The Company shall bear and be responsible for all costs and expenses of the Company’s organization, operations, administration and transactions, including (without limitation) fees and expenses relating to: (i) all costs, fees, expenses and liabilities incurred in connection with the formation and organization of the Company and the offering and sale of the Common Units, including expenses of registering or qualifying securities held by the Company for sale and blue sky filing fees; (ii) diligence and monitoring of the Company’s financial, regulatory and legal affairs, and, if necessary, enforcing rights in respect of investments (to the extent an investment opportunity is being considered for the Company and any other funds or accounts managed by the Investment Adviser or its Affiliates, the Investment Adviser’s out-of-pocket expenses related to the due diligence for such investment will be shared with such other funds and accounts pro rata based on the anticipated allocation of such investment opportunity between the Company and the other funds and accounts); (iii) the cost of calculating the NAV (including third-party valuation firms); (iv) the cost of effecting sales and repurchases of the Common Units and other securities; (v) management fees payable pursuant to the Investment Advisory Agreement; (vi) fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); (vii) retainer, finder’s, placement, adviser, consultant, custodian, sub-custodian, depository (including a depositary appointed pursuant to the national private placement regime in any jurisdiction, a Swiss representative and paying agent or ombudsman appointed pursuant to the Swiss Collective Investment Schemes Act dated June 23, 2006 (as amended) and the implementation thereof, the Financial Services Act 2018, as well as any similar law, rule or regulation relating to the implementation thereof), transfer agent, trustee, disbursal, brokerage, registration, legal and other similar fees, commissions and expenses attributable to making or holding investments; (viii) the reporting, filing and other compliance requirements (including expenses associated with the initial registrations, filings and compliance) contemplated by any national private placement regime in any jurisdiction; (ix) fees and expenses associated with marketing efforts (including travel and attendance at investment conferences and similar events); (x) allocable out-of-pocket costs incurred in providing managerial assistance to those Portfolio Companies that request it; (xi) fees, interest and other costs payable on or in connection with any indebtedness; (xii) federal and state registration fees and other governmental charges; (xiii) any exchange listing fees; (xiv) federal, state and local taxes; (xv) Independent Directors’ fees and expenses; (xvi) brokerage commissions; (xvii) costs of proxy statements, Members’ reports and notices and any other regulatory reporting expenses; (xviii) costs of preparing government filings, including periodic and current reports with the SEC; (xix) fidelity bond, liability insurance and other insurance premiums; (xx) printing, mailing, independent accountants and outside legal costs; (xxi) costs of winding up and liquidation; (xxii) litigation, indemnification and other extraordinary or non-recurring expenses; (xxiii) dues, fees and charges of any trade association of which the Company is a member; (xxiv) research and software expenses, quotation equipment and services and other expenses incurred in connection with data services, including subscription costs, providing real-time price feeds, real-time news feeds, securities and company information, and company fundamental data attributable to such investments; (xxv) costs and expenses relating to investor reporting and communications; (xxvi) all costs, expenses, fees and liabilities incurred in connection with the liquidation of the Company; (xxvii) all other out-of-pocket expenses, fees and liabilities that are incurred by the Company or by the Investment Adviser on behalf of the Company or that arise out of the operation and activities of the Company, including expenses related to organizing and maintaining persons through or in which investments may be made and the allocable portion of any Investment Adviser costs, including personnel, incurred in connection therewith; (xxviii) accounting expenses, including expenses associated with the preparation of the financial statements and tax information reporting returns of the Company and the filing of various tax withholding forms and treaty forms by the Company; (xxix) the allocable portion of the compensation of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs; and (xxx) all other expenses incurred by the Administrator, an Affiliate of the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement to the Administrator or such Affiliate in an amount equal to the Company’s allocable portion of overhead and other expenses incurred by the Administrator or such Affiliate in performing its obligations and services under the Administration Agreement, such as rent and the Company’s allocable portion of the cost of personnel attributable to performing such obligations and services, including, but not limited to, marketing, legal and other services performed by the Administrator or such Affiliate for the Company (collectively, “Company Expenses”). For the avoidance of doubt, the Company will bear its allocable portion of the costs of the compensation, benefits, and related administrative expenses (including travel expenses) of the Company’s Officers who provide operational and administrative services under the Administration Agreement, their respective staffs and other professionals who provide services to the Company (including, in each case, employees of the Administrator or an Affiliate) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial or operational services to the Company. The Company will reimburse the Investment Adviser (or its Affiliates) for an allocable portion of the compensation paid by the Investment Adviser (or its Affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company and in acting on behalf of the Company).

(b) Additionally, the Company will bear all of the costs and expenses of any sub-administration agreements that the Administrator enters into.

ARTICLE 6

CAPITAL OF THE COMPANY

6.1	OBLIGATION TO CONTRIBUTE.

6.1.1	General.

The Company will issue Common Units to investors from time to time at the Per Unit NAV. Such Common Units will be issued through drawdowns on specific Capital Drawdown Dates, with Common Unitholders required to contribute all or a portion of their Undrawn Capital Commitments in exchange for Common Units as set forth in this Agreement.

6.1.2	Capital Drawdowns.

(a) The Company may draw Capital Commitments from the Common Unitholders at any time.

(b) If the Common Unitholders unanimously determine the Company shall cease investing activities, the Common Unitholders will automatically be released from any obligation to fund any Undrawn Capital Commitments (unless subsequently reinstated pursuant to Section 6.1.2(d)), except to the extent necessary:

i.

to fund the management fee payable under the Investment Advisory Agreement and the other liabilities and expenses of the Company, including the repayment of the Company’s indebtedness and expenses expected to be incurred in connection with the wind-down of the Company;

ii.

to complete investments or funding obligations (including guarantees) that are the subject of a written commitment as of the date of such determination (including investments providing for funding in phases);

iii.	to make “follow-on” investments in an aggregate amount not to exceed 20% of total Capital Commitments;

iv.	to fulfill obligations with respect to any Drawdown Purchase Price due from a Common Unitholder on a Capital Drawdown Date that such Common Unitholder fails to pay; or

v.	as necessary for the Company to comply with applicable laws and regulations, including the Investment Company Act and the Code (clauses (i) through (v), collectively, “Runoff Activities”).

(c) For these purposes, “follow-on investments” are investments in respect of any Portfolio Company in which the Company has previously invested or in entities whose business is related to or complementary to that of an existing Portfolio Company that the Investment Adviser determines are appropriate or necessary for the Company to invest in for the purpose of preserving, protecting or enhancing the value of such prior investments.

(d) Any time prior to the dissolution of the Company and after investing activities by the Company have ceased pursuant to Section 6.1.2(b), the Common Unitholders may unanimously determine to recommence investing activities, and concurrently therewith, the Company may draw Capital Commitments from the Common Unitholders pursuant to Section 6.1.2(a).

6.1.3	No Interest.

No interest shall accrue on any Common Unitholder’s contribution.

ARTICLE 7

DURATION OF THE COMPANY

7.1	TERM AND TERMINATION OF THE COMPANY.

The term of the Company is perpetual. The Board may elect to dissolve and wind up the Company earlier in accordance with the Delaware Act.

ARTICLE 8

LIQUIDATION OF ASSETS ON DISSOLUTION

8.1	GENERAL.

Following dissolution, if any, of the Company, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. The Board as liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing its duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interest of the Members.

8.2	LIQUIDATING DISTRIBUTIONS; PRIORITY.

Subject to Section 18-804 of the Delaware Act, the proceeds of a liquidation shall be applied in the following order of priority:

(a) First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves, which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Company, including the payment of the management fees payable pursuant to the Investment Advisory Agreement;

(b) Thereafter, among the Common Unitholders equally on a per Common Unit basis.

8.3	DURATION OF LIQUIDATION.

A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

8.4	LIABILITY FOR RETURNS.

None of the liquidator, the Directors, the Officers, the Investment Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the capital contributions of any Member.

ARTICLE 9

LIMITATIONS ON TRANSFERS OF COMMON UNITS

9.1	TRANSFERS OF COMMON UNITS.

9.1.1	General.

No sale, offer for sale, exchange, transfer, assignment, pledge, hypothecation or other disposition (each, a “Transfer”) of a Member’s Common Units, including a Transfer of solely an economic interest or such Member’s Capital Commitment, in whole or in part, shall be made other than pursuant to this Article 9. Any attempted Transfer of all or any part of a Member’s Common Units in violation of this Agreement will be void to the maximum extent permitted by law, and any intended recipient of the Common Units will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

9.1.2	Consent of Company.

The prior written consent of the Company and Oaktree Gardens OLP SPV, L.P. (and, if required by a Financing, other obligation or guarantee of the Company, the applicable Lender or other holder of such obligation or guarantee) shall be required for any Transfer of all or part of any Member’s Common Units, including a Transfer of solely an economic interest in the Company.

9.1.3	Transfer Expenses.

Any Member who requests or otherwise seeks to effect a Transfer of all or a portion of its Common Units hereby agrees pay all reasonable expenses, including attorneys’ fees, incurred by the Company in connection with any Transfer of its Capital Commitment or all or any fraction of its Common Units, prior to the consummation of such Transfer.

9.2	ADMISSION OF SUBSTITUTED MEMBERS.

9.2.1	General.

Any transferee of a Member’s Common Units transferred in accordance with the provisions of this Article 9 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement and upon obtaining the prior written consent of the Company and Oaktree Gardens OLP SPV, L.P. Any Transfer of Common Units in violation of the foregoing will be void, and any intended transferee will acquire no rights in such Common Units and will not be treated as a Member for any purpose.

9.2.2	Effect of Admission.

The transferee of Common Units transferred pursuant to this Article 9 that is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Capital Commitment and Undrawn Capital Commitment of the transferor shall become the Capital Commitment and Undrawn Capital Commitment, respectively, of the transferee. If a transferee is not admitted to the Company as a substituted Member, (a) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (b) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

9.2.3	Non-Compliant Transfer.

If a Transfer has been proposed or attempted but the requirements of this Article 9 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall ensure that the Company (a) continues to treat the transferor as the sole owner of the Common Units purportedly transferred, (b) makes no distributions to the purported transferee and (c) does not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Common Units (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

ARTICLE 10

LIMITATION OF LIABILITY AND INDEMNIFICATION

10.1	LIMITATION OF LIABILITY.

To the fullest extent permitted by applicable law, none of the Company’s Officers, Directors or employees (each, an “Indemnified Person”) will be liable to the Company or to any Member for any act or omission performed or omitted by any such Indemnified Person (including any acts or omissions of or by another Indemnified Person), in the absence of willful misfeasance, gross negligence, bad faith, reckless disregard of the duties involved in the conduct of such Indemnified Person’s respective position or criminal wrongdoing on his or her part (“Disabling Conduct”).

10.2	INDEMNIFICATION.

The Company shall indemnify each Indemnified Person for any loss or damage incurred by it in connection with any matter arising out of, or in connection with, the Company, including the operations of the Company and the offering of Common Units, except for losses incurred by an Indemnified Person arising solely from the Indemnified Person’s own Disabling Conduct.

10.3	RIGHT TO ADVANCEMENT OF EXPENSES.

In addition to the right to indemnification conferred in Section 10.2, an Indemnified Person shall also have the right to be paid by the Company the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article 10 (which shall be governed by Section 10.4 (hereinafter an “advancement of expenses”)); provided, however, that, if applicable laws require or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an Indemnified Person in his or her capacity as a Director or Officer shall be made solely upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Indemnified Person is not entitled to be indemnified or entitled to advancement of expenses under Section 10.2, this Section 10.3, or otherwise.

10.4	RIGHT TO INDEMNIFIED PERSON TO BRING SUIT.

If a claim under Section 10.2 or Section 10.3 is not paid in full by the Company within (a) 60 days after a written claim for indemnification has been received by the Company, or (b) 20 days after a claim for an advancement of expenses has been received by the Company, the Indemnified Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses), it shall be a defense that, and (b) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the Delaware Act. Neither the failure of the Company (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or the Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the Delaware Act, nor an actual determination by the Company (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or the Member) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Company.

10.5	INDEMNIFICATION NOT EXCLUSIVE.

(a) The provision of indemnification to or the advancement of expenses and costs to any Indemnified Person under this Article 10, or the entitlement of any Indemnified Person to indemnification or advancement of expenses and costs under this Article 10, shall not limit or restrict in any way the power of the Company to indemnify or advance expenses and costs to such Indemnified Person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any Indemnified Person seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of Members or Independent Directors or otherwise, both as to action in such Indemnified Person’s capacity as an Officer, Director or employee of the Company and as to action in any other capacity.

(b) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnified Person as a Director of the Company at the request of the Indemnified Person-related entities (as defined below), the Company shall be fully and primarily responsible for the payment to the Indemnified Person in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article 10, irrespective of any right of recovery the Indemnified Person may have from the Indemnified Person-related entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnified Person-related entities and no right of advancement or recovery the Indemnified Person may have from the Indemnified Person-related entities shall reduce or otherwise alter the rights of the Indemnified Person or the obligations of the Company hereunder. In the event that any of the Indemnified Person-related entities shall make any payment to the Indemnified Person in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnified Person-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person against the Company, and the Indemnified Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnified Person-related entities effectively to bring suit to enforce such rights. Each of the Indemnified Person-related entities shall be third-party beneficiaries with respect to this Section 10.5(b), entitled to enforce this Section 10.5(b).

(c) For purposes of this Section 10.5(b), the following terms shall have the following meanings:

i.

The term “Indemnified Person-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnified Person has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnified Person may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

ii.

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnified Person shall be entitled to indemnification or advancement of expenses from both the Indemnified Person-related entities and the Company pursuant to applicable law, any agreement or certificate of incorporation, bylaws, partnership agreement, limited liability company agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the Indemnified Person-related entities, as applicable.

10.6	COMPANY OBLIGATIONS; RELIANCE.

The rights granted pursuant to the provisions of this Article 10 shall vest at the time a person becomes a Director, Officer or employee of the Company and shall be deemed to create a binding contractual obligation on the part of the Company to the persons who from time to time are elected as Officers, Directors or employees of the Company, and such persons in acting in their capacities as Officers, Directors or employees of the Company (including any Officer, Director or employee of the Company acting at the request of the Company as a director, officer, employee, agent or trustee of another limited liability company, corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan) shall be entitled to rely on such provisions of this Article 10 without giving notice thereof to the Company.

10.7	NATURE OF RIGHTS.

The rights conferred upon Indemnified Person in this Article 10 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a Director, Officer and shall inure to the benefit of the Indemnified Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 10 that adversely affects any right of an Indemnified Person or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

10.8	INSURANCE.

The Company may maintain insurance, at its expense, to protect itself and any Director, Officer or employee of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under applicable law.

10.9	LIMITATION BY LAW.

If any Indemnified Person or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the limitation of liability provisions set forth in Section 10.1 and the indemnification provisions set forth in Section 10.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Company is regulated under the Investment Company Act, the limitation of liability and indemnification provisions shall be the limited to the extent provided by the Investment Company Act and by any valid rule, regulation or order of the SEC thereunder.

ARTICLE 11

AMENDMENTS

11.1	AMENDMENTS.

11.1.1	By Consent.

Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Company, together with the prior written consent of a majority-in-interest of the Common Unitholders.

11.1.2	Without Consent.

Notwithstanding the provisions of Section 11.1.1, the following amendments may be made with the consent of the Board and without the need to seek the consent of any Member:

(a) to add to the duties or obligations of the Board or surrender any right granted to the Board herein;

(b) to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;

(c) to make such changes as the Board in good faith deems necessary to comply with any requirements applicable to the Company or its Affiliates under the Investment Company Act or any applicable state or federal law;

(d) to change the name of the Company; or

(e) to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member;

provided, however, that no amendment shall may be made pursuant to clauses (a) through (e) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Company or the Members.

11.1.3	Consent to Amend Special Provisions.

Notwithstanding the provisions of Section 11.1.2, any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.

ARTICLE 12

ADMINISTRATIVE PROVISIONS

12.1	KEEPING OF ACCOUNTS AND RECORDS; CERTIFICATE OF FORMATION.

12.1.1	Accounts and Records.

At all times the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes, and shall be maintained in accordance with U.S. generally accepted accounting principles. The Company shall also maintain: (a) an executed copy of this Agreement (and any amendments hereto); (b) the Certificate (and any amendments thereto); (c) executed copies of any powers of attorney pursuant to which any document described in clause (a) or (b) has been executed by the Company; (d) a current list of the name, address, Capital Commitments and taxpayer identification number, if any, of each Member; (e) copies of all tax returns filed by the Company; and (f) all financial statements of the Company for each of the prior seven years. These books and records shall at all times be maintained in accordance with the Company’s record retention policy.

12.1.2	Certificate of Formation.

The Company shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

12.2	INSPECTION RIGHTS.

At any time before the Company’s complete liquidation, each Member (including, for the avoidance of doubt, investors in Oaktree Gardens OLP SPV, L.P.), or a designee thereof, at its own expense may (a) fully examine and audit the Company’s books, records, accounts and assets, including bank account balances and (b) examine, or request that the Company furnish, such additional information as is reasonably necessary to enable the requesting Member to review the state of the investment activities of the Company; provided, that the Company can obtain such additional information without unreasonable effort or expense; provided, further, that the Company may redact confidential information relating to another Member. Any such examination or audit shall be made (1) only upon ten (10) Business Days’ prior written notice to the Company, (2) during normal business hours and (3) without undue disruption. Notwithstanding the foregoing, the Company shall have the benefit of the confidential information provisions of Section 18-305(b) of the Delaware Act and the obligation to make company information available or to furnish company information shall be subject to Section 12.6.6.

12.3	NOTICES.

(a) Any written notice herein required to be given to the Company by any of the Members shall be deemed to have been given if delivered in person or if sent by Federal Express or comparable courier service (for delivery within two or fewer Business Days), or by email (including, for the avoidance of doubt, by e-mail containing an electronic link to a notice that such notice is electronically accessible) to the principal office of the Company, or to such other address or email address as the Company may from time to time specify by notice to the Members.

(b) Any written notice required to be given to a Member shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Company or such other address or email address as such Member shall have specified in writing to the Company with, in the case of Oaktree Gardens OLP SPV, L.P., a copy to each investor in Oaktree Gardens OLP SPV, L.P.; provided, that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such section.

(c) Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

i.	on the day of it being sent, where delivered in person, sent by email, and when sent on any Business Day during normal working hours at the place of receipt;

ii.	on the following Business Day, where sent by email on any Business Day outside normal working hours or on any day which is not a Business Day; and

iii.	on the second Business Day following the date dispatched by Federal Express, DHL or any comparable courier service.

12.4	ACCOUNTING PROVISIONS.

12.4.1	Fiscal Year.

For financial reporting and U.S. federal income tax purposes, the Company’s fiscal and tax year will end on September 30 of each calendar year.

12.4.2	Independent Auditors.

The Company’s independent public auditors shall be Ernst & Young LLP, or another public accounting firm of similar standing, as determined by the Board of Directors.

12.5	TAX PROVISIONS.

12.5.1	Classification of the Company as Corporation for Tax Purposes.

The Company intends to make an election to be classified as an association that is taxable as a corporation for U.S. federal income tax purposes and shall maintain such classification.

12.5.2	RIC Requirements.

From and after the date when the Company qualifies as a RIC for U.S. federal income tax purposes, the Board shall seek to cause the Company to meet any requirements necessary to obtain and maintain RIC qualification, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

12.5.3	Tax Information.

The Company will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns.

Each Member agrees that such Member will, upon request by the Company, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information and take any further action requested by the Company, and that the Company may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Company, in connection with any tax matter affecting the Company.

12.6	GENERAL PROVISIONS.

12.6.1	Binding on Successors.

This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

12.6.2	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

12.6.3	Submission to Jurisdiction; Venue; Waiver of Jury Trial.

Unless the Company otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. To the fullest extent permitted by applicable law, any legal action or proceeding with respect to this Agreement by a Member seeking any relief whatsoever against the Company shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and not in any other court in the United States of America, or any court in any other country. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE COMPANY OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

12.6.4	Waiver of Partition.

Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

12.6.5	Securities Law Matters.

Each Member understands that in addition to the restrictions on Transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the Common Units have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

12.6.6	Confidentiality.

(a) Each Member agrees that, without the prior written consent of the Company (which consent may be withheld at its sole discretion), (i) it shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Company to any person who is not involved with such Member’s investment in the Company and either (1) one of such Member’s employees, officers or directors, or an employee, officer or director of a person who controls, is controlled by or is under common control with such Member, (2) an attorney, consultant or accountant engaged by such Member, or (3) a person agreed to in writing by the Member and the Company, and (ii) such Member shall not use any information relating to the Company for any purpose (other than the evaluation of Common Units and the Company, the preparation of such Member’s tax returns and the evaluation of the performance of such Member’s investment in the Company), including to effect or replicate any transactions described in any report or information relating to the Company received by the Member. Each Member also agrees that they will not obtain, or attempt to obtain (lawfully or unlawfully) any information, that a reasonable person would consider personal, pertaining to another Member of the Company.

(b) Each Member further agrees that (i) it shall ensure that any such recipient is made aware of, and adheres to, the terms of this Section 12.6.6, (ii) it shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this Section 12.6.6, unless it obtains the prior written consent of the Company or such disclosure is permitted as described below, (iii) it is at all times subject to such Member’s obligation to act, and to cause persons to whom such Member may disclose information pursuant to this Section 12.6.6 to act, in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse and market manipulation, and (iv) the Company may, in its sole discretion, refuse such Member’s request to furnish any correspondence, documents or other information relating to the Company to any person not described in (1), (2) or (3) of clause (a) above.

(c) The terms of this Section 12.6.6 shall apply indefinitely to information related to the Company unless disclosure is required by applicable law or regulation (including pursuant to a subpoena or other legal process) or ordered by a court of competent jurisdiction, or such information has become publicly available other than as a result of any breach of this Agreement by such Member or any person to whom such Member has disclosed such information.

(d) Each Member hereby represents and warrants that, except as disclosed to the Company in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or the U.S. Freedom of Information Act, or any comparable laws or regulations of any U.S. or non-U.S. jurisdiction) requiring such Member to disclose (on receipt of a request to do so or otherwise) any information relating to the Company or their investment in the Company (collectively, “Disclosure Laws”).

(e) Upon a Member’s receipt of requests, pursuant to a Disclosure Law, if applicable, or if a Member is otherwise compelled by law or legal process, to make public disclosure of information relating to the Company, such Member shall (i) immediately send written notice to the Company (copied to the Investment Adviser) of the request, so that the Company and/or the Investment Adviser may consult with such Member as to the exact disclosure obligation to which such Member is subject, and take any action legally available to the Company or the Investment Adviser under the laws and regulations of the relevant jurisdiction and (ii) furnish only that portion of the requested information that is legally required and use its best efforts to obtain assurance that confidential treatment is accorded to that information. In addition, upon receipt by the Company of written notice from such Member of a public disclosure request, the Company may, in its sole discretion, cause the Transfer of such Member’s Common Units if the Company determines, in its sole discretion, that the disclosure of this information could adversely affect the Company, the Company’s investors or the Investment Adviser. The right of the Company to cause the Transfer of such Member’s Common Units as set forth in the preceding sentence shall be in addition to, and shall not prejudice, any other rights of the Company and/or the Investment Adviser to compulsorily Transfer such Member’s Common Units.

(f) Each Member further agrees that the Investment Adviser may, in its sole discretion, keep confidential and not disclose to such Member or any other person any information relating to the Company (including, but not limited to, information that such Member or any other person would be required to disclose pursuant to applicable Disclosure Laws were such Member or such other person to receive such information) if the Investment Adviser determines in its discretion that the disclosure of such information is not in the best interest of the Company or could damage the Company or its business, or if the Company is required by law or by agreement with a third party to keep such information confidential.

(g) For purposes of this Section 12.6.6, “information relating to the Company” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from the Investment Adviser by, a Member in respect of the Company or their Common Units, including, without limitation, information regarding any other Member (including their identity), information regarding existing, past or prospective direct or indirect investments made by or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for the Company, the Company’s financial reports and performance reports and correspondence with its Members, and the terms of this Agreement and any other agreement entered into between such Member or its Affiliates and the Company, the Investment Adviser, a Placement Agent or their respective Affiliates.

(h) Each Member acknowledges and agrees that: (i) the Company and the Investment Adviser would suffer irreparable injury if such Member was to violate any provision of this Section 12.6.6 and monetary damages would not be a sufficient remedy for any such violation and (ii) in the event that such Member breaches or threatens to breach any provision of this Section 12.6.6, in addition to any other remedies available to the Company in respect of any such breach, the Company and/or the Investment Adviser shall be entitled to obtain an immediate permanent injunction against such breach and other equitable relief to enforce any and all of the provisions of this Section 12.6.6 and that such Member will not oppose the granting of such relief. The remedies afforded to the Company and the Investment Adviser by this Section 12.6.6 shall be in addition to any and all other remedies available to the Company and the Investment Adviser resulting from such Member’s violation, breach or threatened breach of this Agreement.

(i) Each Member acknowledges that the Company, the Investment Adviser or its Affiliates and/or service providers to or agents of the Company or the Investment Adviser may from time to time be required or may, in their discretion, determine that it is advisable to disclose certain information about the Company and its Members including, but not limited to, investments held by the Company or the names and levels of beneficial ownership of Members, to (i) regulatory authorities of certain jurisdictions, which have or assert jurisdiction over the disclosing party or in which the Company directly or indirectly invests, or (ii) any Lender to, counterparty of or service provider to the Investment Adviser or the Company, and each Member hereby consents to such disclosure.

(j) Notwithstanding the foregoing, the provisions of this Section 12.6.6 shall not apply to any information that is already in the public domain, and further, each Member shall have the right to make any filings required by applicable law (including, for the avoidance of doubt, filings required by the Exchange Act), and shall be under no obligation to obtain consent of the Company prior to making such filings.

12.6.7	Compliance with Laws

The Company will use reasonable best efforts to comply with all laws, rules and regulations applicable to the Company, including, for the avoidance of doubt, all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws; provided, that the Company will have no liability under this Section 12.6.7 in the event that noncompliance with an applicable law does not, or would not reasonably be expected to, have an adverse effect on the Company, other than a de minimis adverse effect. The Company has established and will maintain internal controls, policies and procedures reasonably designed to ensure compliance with all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws.

12.6.8	Fixing the Record Date

In order for the Company to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than sixty (60) nor less than ten (10) days prior to the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

12.6.9	Contract Construction; Headings; Counterparts.

Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. This Agreement, together with the related Subscription Agreement and any other agreement (if any) between the Company and any Member (“Other Agreement”), shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement of Oaktree Gardens OLP, LLC as of the day, month and year first above written.

COMPANY:

OAKTREE GARDENS OLP, LLC

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: General Counsel and Secretary

[Signature page to A&R LLC Agreement – Company]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement of Oaktree Gardens OLP, LLC as of the day, month and year first above written.

OAKTREE GARDENS OLP SPV, L.P.
By: Oaktree OLPG GP, L.P., its general partner

By: Oaktree OLPG GP Ltd., its general partner

By: Oaktree Fund GP I, L.P., its director

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Authorized Signatory

By:	/s/ Armen Panossian
Name: Armen Panossian
Title: Authorized Signatory

[Signature page to A&R LLC Agreement – Member]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement of Oaktree Gardens OLP, LLC as of the day, month and year first above written.

INITIAL MEMBER:

OAKTREE FUND GP I, L.P.

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Authorized Signatory

By:	/s/ Armen Panossian
Name: Armen Panossian
Title: Authorized Signatory

[Signature page to A&R LLC Agreement – Initial Member]

APPENDIX I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

advancement of expenses	As set forth in Section 10.3.

Administration Agreement	That certain administration agreement between the Company and the Administrator

Administrator	Oaktree Fund Administration, LLC

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Investment Adviser, but Portfolio Companies shall not be considered Affiliates of the Board, the Investment Adviser, any Officer, any Director or any member or manager of the Investment Adviser. “Affiliated” shall have the corresponding meaning.

Agreement	As set forth in the introductory paragraph to this Agreement.

Assigned Rights	As set forth in Section 4.2.1(b).

Board; Board of Directors	As set forth in Section 3.5.1(a).

Business Day	A “business day” as defined in Rule 14d-1 of the Exchange Act.

Capital Commitment	As set forth in Section 3.4.1(a).

Capital Drawdown Date	As set forth in Section 3.4.3(a).

Certificate	As set forth in Section 2.1.1.

Chair of the Board	As set forth in Section 3.5.1(a).

Chief Executive Officer	As set forth in Section 3.5.1(b).

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Common Unitholders	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Common Units of the Company.

Appendix I-1

Common Units	Common units of limited liability company interests in the Company.

Company	As set forth in the introductory paragraph of this Agreement.

Company Assets	As set forth in Section 4.2.1(b).

Company Expenses	As set forth in Section 5.1(a).

Credit Support	As set forth in Section 4.2.1(b).

Delaware Act	As set forth in Section 2.1.1.

Director	As set forth in Section 3.5.1(a).

Disabling Conduct	As set forth in Section 10.1.

Disclosure Laws	As set forth in Section 12.6.6(d).

Drawdown Notice	As set forth in Section 3.4.3(a).

Drawdown Purchase Price	As set forth in Section 3.4.3(b).

Drawdown Unit Amount	As set forth in Section 3.4.3(b).

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Follow-on investments	As set forth in Section 6.1.2(c).

former Members	As set forth in Section 3.2.1.

final adjudication	As set forth in Section 10.3.

Financing	As set forth in Section 4.2.1(a).

Indemnified Person	As set forth in Section 10.1.

Indemnified Person-related entities	As set forth in Section 10.5(c).

Independent Director	As set forth in Section 3.5.1(g).

information relating to the Company	As set forth in Section 12.6.6(g).

Initial Closing	As set forth in Section 3.4.1(b).

Initial Member	As set forth in the introductory paragraph of this Agreement.

Investment Adviser	Oaktree Fund Advisors, LLC

Appendix I-2

Investment Advisory Agreement	That certain investment management and advisory agreement between the Company and the Investment Adviser.

Investment Company Act	The Investment Company Act of 1940, as amended.

jointly indemnifiable claims	As set forth in Section 10.5(c).

Lender	(i) any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.

Lender Powers	As set forth in Section 4.2.1(c).

Members	Collectively, the Common Unitholders.

NAV	As set forth in Section 3.4.3(b).

Oaktree	Oaktree Fund Advisors, LLC, including its Affiliates, individually or collectively, as the context requires.

Officers	As set forth in Section 3.5.3(b).

Original Agreement	As set forth in the introductory paragraph of this Agreement.

Other Agreement	As set forth in Section 12.6.9.

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

Per Unit NAV	As set forth in Section 3.4.3(b).

Per Unit Price	As set forth in Section 3.4.3(b).

Placement Agent	OCM Investments, LLC or such other entity that is authorized to offer the Common Units, as the context requires.

Portfolio Company	Any entity in which the Company holds an investment.

RIC	A regulated investment company as defined in the Code.

Runoff Activities	As set forth in Section 6.1.2(b).

SEC	The U.S. Securities and Exchange Commission.

Secretary	As set forth in Section 3.5.1(b).

Appendix I-3

Securities Act	The U.S. Securities Act of 1933, as amended.

Subscription Agreement	The subscription agreement by which any Member agreed to purchase such Member’s Common Units.

Subsequent Closing	As set forth in Section 3.4.2(a).

Transfer	As set forth in Section 9.1.1.

undertaking	As set forth in Section 10.3.

Undrawn Capital Commitment	As set forth in Section 3.4.3(b).

Appendix I-4

APPENDIX II

Member Acknowledgements

In connection with the Financings, other obligations and guarantees by the Company contemplated in Section 4.2, each Member hereby makes available as Credit Support the following acknowledgements, agreements and representations for the benefit of the Company and any Lender or other holder of other obligations or guarantees:

(a)

in the event of a failure by such Member to pay all or any portion of the purchase price due from such Member on any Capital Drawdown Date, in addition to the Lender Powers, the applicable Lender or other holder of obligations or guarantees of the Company may issue additional Drawdown Notices to all other Members in order to make up any deficiency caused by the failure of such Member to pay, whose ownership in the Company would be diluted as a result; provided, that no Member shall be required to fund more than its Undrawn Capital Commitments;

(b)

such Member’s obligation to fund capital pursuant to Drawdown Notices is irrevocable, and shall be without setoff, counterclaim or defense, including any defense under Section 365(c) of the U.S. Bankruptcy Code;

(c)

such Member has received full and adequate consideration for its subscription for the Common Units, and any defense of non-consideration or similar defenses for its subscription are hereby irrevocably waived, whether in bankruptcy, insolvency, receivership or similar proceedings or otherwise, including any failure or inability of the Company to issue Common Units or for any such Common Units to have positive value;

(d)

any claims that such Member may have against the Company shall be subordinated to any payment due to any Lenders or other holders of other obligations or guarantees of the Company under such Financings, other obligations and guarantees;

(e)

such Member may be required to execute and deliver such documents and take such actions as may be necessary or desirable, as determined by the Company in its sole discretion, to obtain, maintain and comply with the terms of such Financing, other obligation or guarantee;

(f)

the Company may provide a Lender or other holder of other obligations or guarantees of the Company with the right to receive detailed due diligence and credit related information regarding such Member; and

(g)	such Member agrees to cooperate with the Company and provide financial information and other documentation reasonably and customarily required to obtain any Financing, other obligation or guarantee.

Appendix II-1